Exhibit 99.1

VINCE HOLDING CORP. REPORTS THIRD QUARTER 2025 RESULTS

Net Sales of $85.1 Million

Net Income of $2.7 Million

Adjusted EBITDA of $6.5 Million

NEW YORK, New York – December 9, 2025 – Vince Holding Corp. (Nasdaq: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the third quarter ended November 1, 2025.

Brendan Hoffman, Chief Executive Officer of VNCE said, "We are extremely proud of our third quarter performance, delivering healthy sales growth across all channels while exceeding expectations for both top and bottom line results. Our direct-to-consumer segment is showing broad-based strength benefiting from enhancements we have made to the customer experience. This includes the store renovations from earlier this year, as well as an e-commerce site refresh, increased marketing support, and the launch of drop-ship capabilities expanding the breadth and depth of our assortment online in the third quarter. This momentum has continued into the fourth quarter with a record holiday sales weekend in direct-to-consumer. As we look ahead, I'm more confident than ever in our trajectory as we successfully balance disciplined execution with strategic reinvestment to position the Vince Holding Corp. platform for sustained long-term profitable growth."

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 and Exhibit 4 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

For the third quarter ended November 1, 2025:

•
Total Company net sales increased 6.2% to $85.1 million compared to $80.2 million in the third quarter of fiscal 2024. The year-over-year increase was driven by a 6.7% increase in the wholesale segment and a 5.5% increase in direct-to-consumer segment.
•
Gross profit was $41.9 million, or 49.2% of net sales, compared to gross profit of $40.1 million, or 50.0% of net sales, in the third quarter of fiscal 2024. The decrease in gross margin rate was primarily driven by approximately 260 basis points due to the unfavorable impact of higher tariffs and approximately 100 basis points due to increased freight costs, partially offset by a 140 basis points increase due to the favorable impact of lower product costing and higher pricing, and approximately 110 basis points due to the favorable impact of lower discounting.
•
Selling, general, and administrative expenses were $36.5 million, or 42.8% of sales, compared to $34.3 million, or 42.8% of sales, in the third quarter of fiscal 2024. The increase in SG&A dollars was primarily driven by compensation and benefits and marketing and advertising costs.
•
Income from operations was $5.4 million compared to income from operations of $5.8 million in the same period last year.
•
Income tax expense was $2.0 million compared to an income tax expense of $0 in the same period last year. The increase is due to the impact of applying the Company's estimated annual effective tax rate to the year-to-date ordinary pre-tax income. In the prior comparative period, the Company had year-to-date ordinary pre-tax losses for the interim period and as such, the Company did not record any tax expense.

•
Net income was $2.7 million or $0.21 per diluted share compared to net income of $4.3 million or $0.34 per diluted share in the same period last year.
•
Adjusted EBITDA* was $6.5 million compared to $7.4 million in the same period last year.
•
The Company ended the quarter with 60 company-operated Vince stores, a net decrease of 1 store since the third quarter of fiscal 2024.

Third Quarter Review

•
Net sales increased 6.2% to $85.1 million as compared to the third quarter of fiscal 2024.
•
Wholesale segment sales increased 6.7% to $52.0 million compared to the third quarter of fiscal 2024.
•
Direct-to-consumer segment sales increased 5.5% to $33.1 million compared to the third quarter of fiscal 2024.
•
Income from operations excluding unallocated corporate expenses was $19.6 million compared to income from operations of $18.8 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	November 1,	November 2,
(in thousands)	2025	2024
Net Sales:
Vince Wholesale	$52,015	$48,765
Vince Direct-to-consumer	33,111	31,397
Total net sales	$85,126	$80,162

Income (loss) from operations:
Vince Wholesale	$18,434	$18,223
Vince Direct-to-consumer	1,177	614
Total segment income from operations	19,611	18,837
Unallocated corporate (1)	(14,176)	(13,076)
Total income from operations	$5,435	$5,761

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the third quarter of fiscal 2025, total borrowings under the Company's debt agreements totaled $36.1 million and the Company had $47.3 million of excess availability under its revolving credit facility.

Net inventory at the end of the third quarter of fiscal 2025 was $75.9 million compared to $63.8 million at the end of the third quarter of fiscal 2024. The year-over-year increase in inventory includes approximately $4.2 million of higher inventory carrying value due to tariffs.

During the quarter ended November 1, 2025, the Company issued and sold 370,878 shares of common stock under the Virtu At-the-Market Offering for aggregate net proceeds of $1,291 at an average price of $3.55 per share. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Outlook

For the fourth quarter of fiscal 2025 the Company expects the following:

• Net sales to increase approximately 3% to 7% compared to the prior year period.

• Adjusted operating income as a percentage of net sales to be approximately 0% to 2%.

• Adjusted EBITDA as a percentage of net sales to be approximately 2% to 4%.

For fiscal 2025 the Company expects the following:

• Net sales to increase approximately 2% to 3% compared to the prior year.

• Adjusted operating income as a percentage of net sales to be approximately 2% to 3%.

• Adjusted EBITDA as a percentage of net sales to be approximately 4% to 5%.

The above guidance for the fourth quarter of fiscal 2025 assumes $4 million to $5 million in expected incremental tariff costs, of which the Company expects to continue to partially offset through its mitigation strategies.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction (the "Authentic Transaction") with Authentic Brands Group ("Authentic").

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to the three and nine months ended November 1, 2025 and November 2, 2024, adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, share-based compensation, capitalized cloud computing amortization, ERC benefit, and gain on sale of Rebecca Taylor, Inc. and its wholly owned subsidiary ("Gain on Sale of Subsidiary"). For the three and nine months ended November 1, 2025 and November 2, 2024, respectively, the Company has provided adjusted income from operations, adjusted income (loss) before income taxes and equity in net income of equity method investment, adjusted income before equity in net income of equity method investment, adjusted net income, and adjusted earnings per share, which are non-GAAP measures, in order to eliminate the effect of the ERC benefit, Discrete Tax Effect Associated with ERC benefit, and Gain on Sale of Subsidiary.

The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 and Exhibit 4 to this press release.

Conference Call

A conference call to discuss the third quarter results will be held today, December 9, 2025, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, Yuji Okumura. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 579552. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 46 full-price retail stores, 14 outlet stores, and its e-commerce site, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Outlook” above as well as statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: changes to and unpredictability in the trade policies and tariffs imposed by the U.S. and the governments of other nations; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; general economic conditions; restrictions on our operations under our credit facilities; our ability to improve our profitability; our ability to maintain our larger wholesale partners; our ability to accurately forecast customer demand for our products; our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to realize the benefits of our strategic initiatives; the execution of our customer strategy; our ability to make lease payments when due; our ability to open retail stores under favorable lease terms and operate and maintain new and existing retail stores successfully; our operating experience and brand recognition in international markets; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; increased scrutiny regarding our approach to sustainability matters and environmental, social and governance practices; competition in the apparel and fashion industry; the transition associated with the appointment of new chief executive officer and new chief financial officer; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; the protection and enforcement of intellectual property rights relating to the Vince brand; our ability to successfully conclude remaining matters following the wind down of the Rebecca Taylor business; the extent of our foreign sourcing; our reliance on independent manufacturers; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; the ethical business and compliance practices of our independent manufacturers; our ability to mitigate system or data security issues, such as cyber or malware attacks, as well as other major system failures; our ability to adopt, optimize and improve our information technology systems, processes and functions; our ability to comply with privacy-related obligations; our status as a "controlled company"; our status as a "smaller reporting company"; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024
Net Sales	$85,126	$80,162	$216,300	$213,502
Cost of products sold	43,219	40,104	108,292	108,400
Gross profit	41,907	40,058	108,008	105,102
as a % of net sales	49.2%	50.0%	49.9%	49.2%
Gain on sale of subsidiary	—	—	—	(7,634)
Selling, general and administrative expenses	36,472	34,297	95,860	100,241
as a % of net sales	42.8%	42.8%	44.3%	47.0%
Income from operations	5,435	5,761	12,148	12,495
as a % of net sales	6.4%	7.2%	5.6%	5.9%
Interest expense, net	973	1,691	2,678	4,984
Other (income)	—	—	(1,560)	—
Income before income taxes and equity in net income of equity method investment	4,462	4,070	11,030	7,511
Provision (benefit) for income taxes	2,002	—	2,060	(1,681)
Income before equity in net income of equity method investment	2,460	4,070	8,970	9,192
Equity in net income of equity method investment	266	279	1,013	106
Net income	$2,726	$4,349	$9,983	$9,298
Earnings per share:
Basic earnings per share	$0.21	$0.35	$0.77	$0.74
Diluted earnings per share	$0.21	$0.34	$0.77	$0.74
Weighted average shares outstanding:
Basic	13,143,808	12,604,528	12,957,013	12,560,720
Diluted	13,217,008	12,698,188	13,042,329	12,614,960

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	November 1,	February 1,	November 2,
	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,060	$607	$892
Trade receivables, net	37,553	32,927	29,445
Inventories, net	75,852	59,146	63,775
Prepaid expenses and other current assets	3,721	3,896	6,374
Total current assets	118,186	96,576	100,486
Property and equipment, net	8,478	7,378	6,784
Operating lease right-of-use assets	93,628	91,209	89,067
Goodwill	—	—	31,973
Equity method investment	21,733	23,464	23,554
Other assets	3,978	4,108	2,840
Total assets	$246,003	$222,735	$254,704

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,215	$35,090	$27,024
Accrued salaries and employee benefits	7,790	8,709	6,667
Other accrued expenses	13,586	13,722	9,830
Short-term lease liabilities	16,591	16,025	14,174
Total current liabilities	66,182	73,546	57,695
Long-term debt	36,061	19,156	50,600
Long-term lease liabilities	89,352	87,180	85,275
Deferred income tax liability and other liabilities	1,016	1,094	4,030
Stockholders' equity	53,392	41,759	57,104
Total liabilities and stockholders' equity	$246,003	$222,735	$254,704

Vince Holding Corp. and Subsidiaries				Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months Ended November 1, 2025
	As Reported (GAAP)	ERC Benefit	Discrete Tax Effect Associated With ERC Benefit	As Adjusted (Non-GAAP)

Income from operations	$5,435	$—	—	$5,435
Interest expense, net	973	—	—	973
Income before income taxes and equity in net income of equity method investment.	4,462	—	—	4,462
Provision for income taxes	2,002	—	—	2,002
Income before equity in net income of equity method investment	2,460	—	—	2,460
Equity in net income of equity method investment	266	—	—	266
Net income	$2,726	$—	$—	$2,726
Earnings per share - diluted (1)	$0.21	$—	$—	$0.21

	For the Nine Months Ended November 1, 2025
	As Reported (GAAP)	ERC Benefit	Discrete Tax Effect Associated With ERC Benefit	As Adjusted (Non-GAAP)

Income from operations	$12,148	$5,613	—	$6,535
Interest expense, net	2,678	—	—	2,678
Other (income)	(1,560)	(1,560)	—	—
Income before income taxes and equity in net income of equity method investment.	11,030	7,173	—	3,857
Provision for income taxes	2,060	—	58	2,002
Income before equity in net income of equity method investment	8,970	7,173	(58)	1,855
Equity in net income of equity method investment	1,013	—	—	1,013
Net income	$9,983	$7,173	$(58)	$2,868
Earnings per share - diluted (1)	$0.77	$0.55	$—	$0.22

Vince Holding Corp. and Subsidiaries			Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the Three Months ended November 2, 2024
	As Reported (GAAP)	Gain on Sale of Subsidiary	As Adjusted (Non-GAAP)

Income from operations	$5,761	$—	$5,761
Interest expense, net	1,691	—	1,691
Income before income taxes and equity in net income of equity method investment	4,070	—	4,070
Benefit for income taxes	—	—	—
Income before equity in net income of equity method investment	4,070	—	4,070
Equity in net income of equity method investment	279	—	279
Net income	$4,349	$—	$4,349
Earnings per share - diluted (2)	$0.34	$—	$0.34

	For the Nine Months Ended November 2, 2024
	As Reported (GAAP)	Gain on Sale of Subsidiary	As Adjusted (Non-GAAP)

Income from operations	12,495	$7,634	$4,861
Interest expense, net	4,984	—	4,984
Income (loss) before income taxes and equity in net income of equity method investment	7,511	7,634	(123)
Benefit for income taxes	(1,681)	—	(1,681)
Income before equity in net income of equity method investment	9,192	7,634	1,558
Equity in net income of equity method investment	106	—	106
Net income	$9,298	$7,634	$1,664
Earnings per share - diluted (2)	$0.74	$0.61	$0.13

(1) As reported and as adjusted are based on diluted weighted-average shares outstanding of 13,217,008 for the three months ended November 1, 2025 and 13,042,329 for the nine months ended November 1, 2025.

(2) As reported and as adjusted are based on diluted weighted-average shares outstanding of 12,698,188 for the three months ended November 2, 2024 and 12,614,960 for the nine months ended November 2, 2024, respectively.

Vince Holding Corp. and Subsidiaries				Exhibit (4)
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024
Net income	$2,726	$4,349	$9,983	$9,298
Interest expense, net	973	1,691	2,678	4,984
Provision (benefit) for income taxes	2,002	—	2,060	(1,681)
Depreciation and amortization	705	1,031	2,239	3,066
Share-based compensation	91	307	333	557
Capitalized cloud computing amortization	12	2	35	2
ERC benefit	—	—	(7,173)	—
Gain on sale of subsidiary	—	—	—	(7,634)
Adjusted EBITDA	$6,509	$7,380	$10,155	$8,592